SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
         Filed by a Party other than the Registrant [  ]

Check the appropriate box:

         [x]  Preliminary Proxy Statement

[  ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

         [  ]  Definitive Proxy Statement

         [  ]  Definitive Additional Materials

         [  ]  Soliciting Material Pursuant to Rule 14a-12

                       INTELIDATA TECHNOLOGIES CORPORATION
                         ------------------------------
                (Name of Registrant as Specified in Its Charter)


                          -----------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [x]    No fee required.
         [ ] ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:____________
(2)  Aggregate number of securities to which transaction applies:_______________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________
(4)  Proposed maximum aggregate value of transaction:___________________________
(5)  Total  fee  paid:________________________________________
     [ ] ___ Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.________________


(1)    Amount previously paid:__________________________________________________

(2)    Form, Schedule or Registration Statement No.:____________________________
(3)    Filing Party:____________________________________________________________
(4)    Date Filed:______________________________________________________________

                                 April 15, 2002




Dear Stockholder:

         We cordially invite you to attend the annual meeting of stockholders of InteliData Technologies Corporation to be held on May 30, 2002 at 2:00 p.m. in the Main Conference Room, lobby level, located at 11600 Sunrise Valley Drive, Reston, VA 20191. Enclosed are a proxy statement and a form of proxy.

         At this meeting we will ask the stockholders: (i) to elect two class III directors; (ii) to approve an amendment to InteliData's amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000 shares; and (iii) to ratify the selection of Deloitte & Touche LLP as InteliData's independent auditors for the year ending December 31, 2002.

         We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                                     Sincerely,

                                                     /s/ William F. Gorog
                                                     -------------------------
                                                     William F. Gorog
                                                     Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 30, 2002



TO THE STOCKHOLDERS:



         The annual meeting of stockholders of InteliData Technologies Corporation (the "Company") will be held on May 30, 2002 in the Main Conference Room, lobby level, 11600 Sunrise Valley Drive, Reston, Virginia 20191 at 2:00 p.m. local time, for the following purposes:

1.   To elect two class III members of the board of directors (Proposal 1);

2. To amend InteliData's amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000 shares (Proposal 2);

3. To ratify the selection of Deloitte & Touche LLP as independent auditors for InteliData for the year ending December 31, 2002 (Proposal 3); and

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

         Only holders of record of InteliData's common stock at the close of business on April 11, 2002, the record date fixed by InteliData's board of directors, are entitled to notice of and to vote at the annual meeting.

                                      By Order of the Board of Directors,

                                      /s/ Albert N. Wergley
                                      ___________________________________
                                      Albert N. Wergley
                                      Vice President and Secretary


Reston, Virginia
April 15, 2002

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                       INTELIDATA TECHNOLOGIES CORPORATION
                      11600 Sunrise Valley Drive, Suite 100
                             Reston, Virginia 20191

                                 PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                             To be held May 30, 2002



                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES



         This proxy statement is furnished to stockholders in connection with the solicitation by the board of directors of InteliData Technologies Corporation (InteliData) of proxies in the accompanying form for use in the annual meeting of stockholders of InteliData to be held at the Main Conference Room, lobby level, 11600 Sunrise Valley Drive, Reston, Virginia 20191, at 2:00 p.m. on May 30, 2002, and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted at the annual meeting and, where a choice regarding proposals to be voted upon is specified, the shares represented by such proxy will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person, or by giving notice of revocation to InteliData's Secretary.

         The annual meeting has been called for the following purposes: (1) to elect two class III members of the board of directors; (2) to approve an amendment to InteliData's amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000; (3) to ratify the selection of Deloitte & Touche LLP as InteliData's independent auditors to audit the financial statements of InteliData for fiscal year 2002; and (4) to transact such other business as may properly come before the annual meeting or any adjournment of the meeting. Only holders of record of InteliData's common stock at the close of business on April 11, 2002, the record date fixed by InteliData's board of directors, are entitled to notice of and to vote at the annual meeting. This proxy statement and the attached form of proxy are first being sent or given to stockholders on or about April 15, 2002.

         If the enclosed form of the proxy is properly executed and returned to InteliData in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions marked there in. Executed but unmarked proxies will be voted FOR the election of InteliData's two nominees to the board of directors, FOR the approval of the amendment to InteliData's amended and restated certificate of incorporation to increase the number of authorized shares of common stock, and FOR the ratification of Deloitte & Touche LLP as InteliData's auditors.

         InteliData's capital stock consists of a single class of common stock, par value $0.001 per share, of which 49,012,883 shares were outstanding and entitled to vote at the close of business on April 11, 2002.

         The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Stockholders' votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the annual meeting.

         Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the annual meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

         Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. A proposal to amend the certificate of incorporation to increase authorized shares of common stock is such a matter. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers if the brokers had received their customers' instructions.

         Election of Directors. The election of directors requires a plurality of the shares voted affirmatively or negatively at the annual meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

         Approval of Amendment to the Amended and Restated Certificate of Incorporation. To be adopted, the amendment to the amended and restated certificate of incorporation increasing the number of authorized shares of common stock of InteliData from 60,000,000 to 100,000,000 must receive the affirmative vote of the majority of the shares of InteliData's outstanding common stock. For purposes of this matter, abstentions and broker non-votes have the effect of negative votes.

         Approval of Auditors. To be approved, this matter must receive the affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting. Abstentions have the effect of negative votes on this matter and broker non-votes have no effect on this matter.

         A copy of the annual report to stockholders for the fiscal year ended December 31, 2001 accompanies this proxy statement, but does not constitute a part of this proxy statement. InteliData is required to file an annual report on Form 10-K for its 2001 fiscal year with the Securities and Exchange Commission
(SEC). Stockholders may obtain, free of charge, a copy of the Form 10-K by writing: InteliData Technologies Corporation, 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191, Attention: Investor Relations.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of April 11, 2002, regarding beneficial ownership of InteliData's common stock by (i) each person who is known to InteliData to own beneficially more than five percent of InteliData's common stock, (ii) each director of InteliData, (iii) each executive officer named in the Summary Compensation Table, the named executive officers, set forth on page 4 of this proxy statement, and (iv) all current directors and the named executive officers of InteliData as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon InteliData's records and the most recent Schedule 13G filed by each such person and information supplied to InteliData by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown. Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or to direct the voting of securities, and investment power is the power to dispose of or to direct the disposition of securities.

Securities as to which voting power or investment power may be acquired within 60 days (e.g., by the exercise of options or warrants to purchase common stock) are also considered as beneficially owned under the proxy rules of the SEC.

                            OWNERSHIP OF COMMON STOCK

                                                       Beneficial Ownership
                                                       --------------------
       Name of Stockholder                      Number of
       -------------------                        Shares                Percent
                                                ---------               -------

       John H. Timmis                            2,505,000(1)              5.1
          28 Hawley Road
          North Salem, NY  10560

       William F. Gorog                          1,133,322(2)              2.3

       Alfred S. Dominick, Jr.                     995,600(3)              2.0

       Albert N. Wergley                           174,110(4)              *

       Michael E. Jennings                         121,541(5)              *

       L. William Seidman                           43,000(6)              *

       Patrick F. Graham                            42,500(7)              *

       Norman J. Tice                               33,000(8)              *

       John J. McDonnell, Jr.                      24,000(9)               *

       Charles A. White                              17,876                *

       Neal F. Finnegan                            16,000(10)              *

       Directors and Executive Officers          2,600,949(11)             5.1
          As a Group (10 persons)


--------------------------------------------------------------------------------

(1) As reported in the Schedule 13G/A filed with the SEC on February 14, 2001, with information as of December 31, 2000.

(2) Includes 500,000 shares of common stock issuable upon the exercise of options and 45,000 shares held by Mr. Gorog's wife. Does not include 36,000 shares held by a foundation trust for which Mr. Gorog is trustee. Mr. Gorog disclaims beneficial ownership of such shares held by his wife and by the trust.

(3) Includes 700,000 shares of common stock issuable upon the exercise of options and 1,000 shares held by Mr. Dominick's son. Mr. Dominick disclaims beneficial ownership of shares held by his son.

(4) Includes 127,362 shares of common stock issuable upon the exercise of options.

(5) Includes 56,241 shares of common stock issuable upon the exercise of options.

(6) Includes 30,000 shares of common stock issuable upon the exercise of options.

(7) Includes 37,500 shares of common stock issuable upon the exercise of options.

(8) Includes 18,000 shares of common stock issuable upon the exercise of options.

(9) Includes 24,000 shares of common stock issuable upon the exercise of options.

(10) Includes 6,000 shares of common stock issuable upon the exercise of options.

(11) Includes 1,499,103 shares of common stock issuable upon the exercise of options.

*        Less than 1%.



                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         InteliData's amended and restated certificate of incorporation provides that the board of directors be divided into three classes as nearly equal in number as possible. The term of class I directors expires in 2003, the term of class II directors expires in 2004, and the term of class III directors expires in 2002. The class III directors elected at the annual meeting will hold office for a three-year term expiring in 2005, or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms as indicated below. Effective as of the annual meeting date, the board of directors has resolved that the number of directors of InteliData be set at seven members. Mr. Charles A. White, who is currently a class III director, has announced that he intends to resign from the board of directors effective upon the annual meeting date. The board of directors has recommended two nominees for a new three-year term in class III. No arrangement or understanding exists with respect to the manner in which the board of directors, at its discretion, may fill any remaining vacancy being created or any other vacancies that may occur during the year. Unless authority to vote for either or both of the two nominees is withheld, proxies received pursuant to this solicitation will be voted for the election of the two nominees named below. If either or both of the nominees should for any reason not be available for election, proxies will be voted for the election of any remaining nominee and such substitute nominee or nominees as may be designated by the board of directors. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors.

Nominees for Election as Directors for Terms Expiring in 2005

         Alfred S. Dominick, Jr., age 56, has served as the President and Chief Executive Officer of InteliData since August 1998. Prior to joining InteliData, Mr. Dominick served as president of the Retail Products Delivery Group at M&I Data Services. Prior to joining M&I Data Services in July 1995, he was Executive Vice President of Retail Banking and a member of the Executive Committee for Boatmen's Bancshares Corporation for three years. From 1990 to 1992, Mr. Dominick was an Executive Vice President with Bank One Texas. Prior to joining Bank One Texas, Mr. Dominick was a Senior Vice President with Shawmut National Bank (now Fleet National Bank). Mr. Dominick currently serves as a director of FB BanCorp.

         Patrick F. Graham, age 62, has served as a director of InteliData since 1996 and was a director of US Order, Inc. from 1993 until US Order and Colonial Data Technologies Corp. merged to form InteliData in November 1996. Since October 2001, he has been the Vice President of Business Development and Strategic Projects for The Gillette Company, a consumer products marketer of personal care and personal use products. From July 1999 until October 2001, he was the Director of the Global Strategy Practice of A.T. Kearney, Inc., a management consulting firm. From 1997 until June 1999, he served as chief executive officer of WorldCorp, Inc. On February 12, 1999, WorldCorp, Inc. filed a voluntary petition and a proposed plan of reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the district of Delaware. He was previously a director of Bain & Company, Inc., a management consulting firm Mr. Graham co-founded in 1973. In addition to his primary responsibilities with Bain clients, he served as Bain's vice chairman and chief financial officer. Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting Group.

Director with Term Expiring in 2002

         Charles A. White, age 43, has served as Vice Chairman and director of InteliData since January 2001. Mr. White has announced that he intends to resign from the board of directors effective upon the annual meeting date. Previously, he served as President and Chief Executive Officer of Home Account Holdings, Inc. from 1998 until January 2001 when InteliData acquired Home Account Holdings, Inc. From 1994 to 1998, Mr. White was at First Data Corporation, where he was President of Electronic Commerce Payment Services. At First Data, Mr. White managed start-up ventures in electronic bill presentment and Internet home banking. He led the company's bill presentment concept and established the joint venture MSFDC, later Transpoint, with Microsoft. From 1990 to 1994, Mr. White held executive technology management positions at Visa International, where he was responsible for the development and engineering of distributed, real-time, payment processing solutions.

Directors Continuing in Office in the Class of 2003

         William F. Gorog, age 76, has served as Chairman and director of InteliData since 1996. Mr. Gorog had served as Chairman of US Order, Inc. from 1990 to 1996. From 1987 until founding US Order in 1990, he served as chairman of the board of Arbor International, an investment management firm. From 1982 to 1987, he served as president and chief executive officer of the Magazine Publishers of America, an association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the Council on International Economic Policy. Prior to that time, he founded and served as chief executive officer of DataCorp., which developed the Lexis and Nexis information systems for legal and media research and which was subsequently sold to the Mead Corporation. From 1993 until 1997, Mr. Gorog was Chairman of the Board of WorldCorp, Inc. On February 12, 1999, WorldCorp, Inc. filed a voluntary petition and a proposed plan or reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware.

         L. William Seidman, age 80, has served as a director of InteliData since 1997. He is the publisher of Bank Director magazine and chief commentator on CNBC-TV. He served on the board of US Order from 1995 to 1996. Mr. Seidman served from 1985 to 1991 as the chairman of the Federal Deposit Insurance Corporation (FDIC) and from 1989 to 1991 also served as the first Chairman of the Resolution Trust Corporation. Before joining the FDIC, Mr. Seidman served as Dean of the College of Business at Arizona State University. From 1977 to 1982 he was vice-chairman and chief financial officer of Phelps Dodge Corporation. Mr. Seidman has also served as managing partner of Seidman & Seidman, Certified Public Accountants (now BDO Seidman), and as Assistant to the President for Economic Affairs during the Ford Administration. Mr. Seidman presently serves as a director of Fiserv, Inc., a data processing company, Clark/Bardes Holdings,
Inc.,  a  services  company  providing   insurance-financed  benefits programs,
quepasa.com, inc., an internet online service provider, LML Payment Systems, Inc., a financial payment process company, Escrow Bank USA, a depository institution for mortgage servicers, and GMAC Bank, a retail banking business.

Directors Continuing in Office in the Class of 2004

         Neal F. Finnegan, age 64, has served as a director of InteliData since March 2001. He has served as Chairman of Citizens Bank of Massachusetts since January 2000. From February 2000 through May 2001, he served as President of Lumber Insurance Companies, a specialty insurer to the lumber industry. From 1993 to January 2000, Mr. Finnegan was Chairman and Chief Executive Officer of US Trust. Previously he served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp., and Shawmut Corporation. Mr. Finnegan is also a director of Citizens Financial Group, Inc.

         John J. McDonnell, Jr., age 64, has served as a director of InteliData since 1997. Since April 2001, he has served as Chairman of the Board and Chief Executive Officer of Transaction Network Services, Inc., (TNSI) a provider of data communications services for transaction oriented applications. He also served as President and Chief Exectuive Officer of TNSI from 1990 to 1999. From February 2000 until September 2000, he served as President, Chief Executive Officer and Chairman of PaylinX Corporation, a provider of electronic commerce payment solutions, until its merger with Cybersource Corporation in September 2000. From 1987 to 1989, Mr. McDonnell served as president and chief executive officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell was one of the founding members of the Electronics Funds Transfer Association and serves on its board. Mr. McDonnell is also on the board of Cybersource Corporation.

         Norman J. Tice, age 66, is the former Chairman of the Board of MasterCard International and of Blue Cross and Blue Shield of Missouri and Right Choice Managed Care, Inc. He currently serves as Chairman of the Board of Lawrence and Associates, an IT consulting firm, and is on the Board of General Credit Forum and is an advisory director of 1st National Bank in St. Louis. Mr. Tice has over 40 years experience in banking as an executive with Boatmen's Bank of St. Louis, City Bank of St. Louis, Charter Bank, N.A. of St. Louis, and Boatmen's Bancshares, Inc. From 1985 until his retirement in 1996, Mr. Tice's positions included service as chairman and chief executive officer of Boatmen's Credit Card Bank, chairman and chief executive officer of Boatmen's Community Development Corporation, and executive vice president of Boatmen's Bank of St. Louis.

Board of Directors and Committees

         InteliData's board of directors held five regular meetings and two telephonic meetings during fiscal year 2001. Each incumbent director attended at least 75 percent of the meetings held during fiscal year 2001 by the board of directors and each committee of the board of directors of which he was a member. InteliData's board of directors has a compensation committee and an audit committee.

         The compensation committee (consisting of Messrs. Graham and McDonnell) reviews and recommends to the board of directors appropriate action with respect to the compensation of and benefits granted to officers and other key employees of InteliData and administers InteliData's 1996 Incentive Plan. The compensation committee held four meetings during fiscal year 2001.

         The audit committee (consisting of Messrs. Finnegan, McDonnell and
Tice) recommends to the board of directors the nomination of InteliData's independent auditors, reviews related party transactions for conflicts of interest, reviews with InteliData's independent auditors matters relating to the scope and plan of the audit, the adequacy of internal controls, and the preparation of InteliData's financial statements, reports and makes recommendations to the board of directors with respect thereto. The audit committee held four meetings during fiscal year 2001.

         InteliData does not have a nominating committee. See "Other Matters" for a description of procedures to be followed by stockholders in submitting recommendations for nominees as directors.

Audit Committee Report

         The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

         Management is responsible for InteliData's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of InteliData's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

         The audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that InteliData's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee).

         InteliData's independent accountants also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the audit committee has also determined that all of its members are independent within the meaning of NASD Rule 4200 (a) (15).

         Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in InteliData's annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                Audit Committee
                                ---------------
                                Neal F. Finnegan
                             John J. McDonnell, Jr.
                                 Norman J. Tice

Audit Fees:

         The aggregate fees billed for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2001 were approximately $169,000.

Financial Information Systems Design and Implementation Fees:

         There were no professional services rendered by Deloitte & Touche in 2001 to InteliData relating to financial information systems design and implementation.

All Other Fees:

         The aggregate fees billed for all services rendered by Deloitte & Touche in 2001 to InteliData were approximately $445,000 and can be sub-categorized as follows:

                  Attestation Fees. The aggregate fees billed for attestation services rendered by Deloitte & Touche for matters such as consents related to SEC registration statements, audit and due diligence pertaining to the Home Account Holdings, Inc. acquisition, service auditors' report, and consultation on accounting standards and transactions were approximately $327,000.

                  Other Fees. The aggregate fees billed for all other services, such as consultations related to regulatory matters, tax planning and compliance, and valuation services, rendered by Deloitte & Touche in 2001 were approximately $118,000.

         The audit committee has considered whether the provision of the other services is compatible with maintaining the principal accountants' independence.

Compensation of Directors

         Directors of InteliData who are not also executive officers of InteliData or of an affiliate of InteliData receive a quarterly payment of $3,000 and $500 for each board of directors meeting attended, excluding telephonic meetings. They are also reimbursed for usual and ordinary expenses of meeting attendance. Under the Non-Employee Directors' Stock Option Plan each non-employee director is offered options to purchase 6,000 shares of common stock following InteliData's annual meeting of stockholders. The exercise price for any option grants under this plan will be the average closing price of the common stock during the 30 trading days immediately preceding the date of grant. Options granted under this plan vest in 12 equal monthly installments during the non-employee director's continued service on the board of directors. The option price may be paid in cash, by surrendering shares of common stock or by a combination of cash and common stock. All options expire ten years after their grant. Up to 200,000 shares of common stock may be issued under this plan, subject to certain adjustments.

                 AMENDMENT TO INTELIDATA'S AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                       INCREASING THE NUMBER OF AUTHORIZED
              SHARES OF COMMON STOCK FROM 60,000,000 TO 100,000,000
                                  (Proposal 2)

         The board of directors has resolved to recommend to the stockholders of InteliData to amend the amended and restated certificate of incorporation of InteliData to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000 shares. We have authorized capital stock consisting of 60,000,000 shares of common stock, $.001 par value, of which 49,819,227 shares are issued and 49,012,883 shares are outstanding, and 5,000,000 shares of preferred stock, $.001 par value, none of which shares are issued. Additionally, we have issued warrants and stock options to purchase shares of common stock that would require the issuance of up to 5,974,303 additional shares of common stock. The exercise of all the outstanding warrants and stock options that we have issued as of the date of this proxy statement would leave only 5,012,814 shares of common stock available for issuance by InteliData. Of this number of available shares, approximately 700,000 additional shares have been reserved for issuance under InteliData's stock option and employee purchase plans.

         Having a substantial number of authorized but unissued shares of common stock that are not reserved for specific purposes will allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The issuance of additional shares of common stock may, depending upon the circumstances under which such shares are issued, reduce stockholders' equity per share and may reduce the percentage ownership of common stock by existing stockholders. The board of directors does not presently intend to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of InteliData and its stockholders.

         The increase in the authorized number of shares of our common stock under the proposed amendment could be used by our board of directors to make more difficult, and thereby discourage, delay or prevent, an attempt to acquire control of InteliData. For example, the shares of common stock could be privately placed with purchasers who might support our board of directors in opposing a hostile takeover bid. The issuance of the new shares also could be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of our amended and restated certificate of incorporation or bylaws. To the extent that it impedes any such attempts, the issuance of shares following the adoption of the proposed amendment may serve to perpetuate existing management.

         Although under Delaware law our board of directors is required to make a determination to issue capital stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. While the proposed amendment may have potential anti-takeover effects, this proposal is not prompted by any specific effort or takeover threat currently perceived by our board of directors or management.

         When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of common stock of InteliData have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

         Approval of this proposal requires the affirmative vote of a majority of the shares of InteliData's outstanding common stock.


            The board of directors recommends a vote "FOR" Proposal 2


                            RATIFICATION OF AUDITORS
                                  (Proposal 3)

         Action is to be taken at the annual meeting with respect to the ratification of independent auditors, who were selected by the board of directors, to audit the financial statements of InteliData for fiscal year 2002. Although the ratification of independent auditors is not required to be submitted to a vote of the stockholders, the board of directors believes that such ratification is a matter on which the stockholders should express their opinion. Notwithstanding stockholder approval of the ratification of independent auditors, the board of directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the board of directors feels that such a change would be in the best interest of InteliData and its stockholders. If the stockholders fail to ratify the selection, the board of directors will reconsider whether or not to retain Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002.

         Deloitte & Touche LLP has advised InteliData that no member of its firm has any direct or indirect material financial interest in InteliData. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

            The board of directors recommends a vote "FOR" Proposal 3

                             EXECUTIVE COMPENSATION


                           Summary Compensation Table

         The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to InteliData, it subsidiaries and predecessors for the years ended December 31, 2001, 2000 and 1999 of (a) InteliData's Chief Executive Officer, and (b) each of the four most highly compensated executive officers (other than the chief executive officer) of InteliData, the named executive officers, whose aggregate cash compensation exceeded $100,000 for the fiscal year ended December 31, 2001.



                                                                                   Long-Term Compensation
                                                                                           Awards
                                                                                                Securities
                                           Annual Compensation                 Restricted       Underlying      All Other
                                                                               Stock
                             Year     Salary ($)   Bonus ($)(1)  Other ($)     Awards ($)       Options (#)     Compensation ($) (2)
                             ----     ----------   ----------    ---------     ----------       -----------     --------------------

Alfred S. Dominick, Jr.      2001       300,000       75,000            --            --               --          60,132
  President & Chief          2000       300,000      100,000            --            --               --          67,313
  Executive Officer          1999       300,000      100,000       243,800(3)         --        1,200,000          59,456

William F. Gorog             2001       250,000           --            --            --               --           2,125
  Chairman                   2000       250,000           --            --            --               --           2,625
                             1999       250,000           --            --            --          400,000           2,500

Michael E. Jennings(4)       2001       200,000       32,000            --        61,950(5)        21,000          44,499
  Executive Vice President   2000       106,154       30,000            --       223,500           75,000          36,543

Albert N. Wergley            2001       200,000       30,400            --        16,520(6)        15,500           2,250
  Vice President, General    2000       200,000       40,000            --        61,290            2,500           2,500
  Counsel & Secretary        1999       176,927       50,000            --        31,950           64,500           2,148

Charles A. White(7)          2001       212,000           --            --            --               --              --
  Vice Chairman,
  Corporate Development

------------------------------------------------------------------------------------------------------------------------------------

(1) Bonus awards are reported for the year earned but may have been paid in the subsequent year.

(2) For 2001, includes: (i) travel and temporary housing expenses for Mr. Dominick ($50,486) and Mr. Jennings ($42,064); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($7,521); and (iii) the amount of Company matching contributions made on behalf of the named individuals under InteliData's 401(k) Plan as follows:
     Messrs. Dominick and Gorog ($2,125), Mr. Jennings ($2,435) and Mr. Wergley ($2,250).

     For 2000,  includes  (i)  travel and  temporary  housing  expenses  for Mr.
     Dominick ($57,168); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($7,521); and (iii) the amount of Company matching contributions made on behalf of the named individuals under InteliData's 401(k) Plan as follows: Messrs. Dominick and Gorog ($2,625), and Mr. Wergley ($2,500).

     For 1999,  includes  (i)  travel and  temporary  housing  expenses  for Mr.
     Dominick ($51,935); (ii) the dollar value of insurance premiums paid by InteliData for the benefit of Mr. Dominick ($7,521); and (iv) the amount of Company matching contributions made on behalf of the named individuals under InteliData's 401(k) Plan as follows: Messrs. Dominick and Gorog ($2,500) and Mr. Wergley ($2,148).

(3) Pursuant to the April 5, 1999 Employment Agreement between Mr. Dominick and InteliData, Mr. Dominick purchased 200,000 shares of InteliData's stock with a market value of $244,000, for an aggregate consideration of $200.

(4)  Mr. Jennings became an officer of InteliData on June 14, 2000.

(5) For 2001, consists of the fair market value of a restricted stock awarded on the date of the award of 15,000 shares on February 13, 2001. The award vests, subject to Mr. Jennings' continued employment with InteliData on August 13, 2002. For 2000, consists of the fair market value of the restricted stock award on the date of award of 25,000 shares on June 14, 2000. The award vested on December 14, 2001.

(6) For 2001, consists of the fair market value of a restricted stock award on the date of the award of 4,000 shares on February 13, 2001. The award vests, subject to Mr. Wergley's continued employment with InteliData, on August 13, 2002. For 2000, consists of the fair market value of restricted stock awards on the date of the award of 1,000 shares on July 3, 2000 and 9,000 shares on October 4, 2000. The awards vested on November 15, 2001 and February 15, 2002, respectively. For 1999, consists of the fair market value of restricted stock awards on the date of the award of 6,000 shares on February 5, 1999 and 10,000 shares on September 13, 1999. The awards vested on August 5, 2000 and January 1, 2001, respectively.

(7)  Mr. White became an officer of InteliData on January 11, 2001.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth information with respect to stock option grants in 2001 under InteliData's 1996 Incentive Plan.


                                 Number of          % of Total
                                 Securities        Options/SARs
                                 Underlying         Granted to      Exercise or                Potential Realizable Value at Assumed
                                Options/SARs       Employees in      Base Price   Expiration         Annual Rates of Stock Price
             Name               Granted (#)        Fiscal Year         ($/Sh)        Date         Appreciation for Option Term (1)
             ----               -----------        -----------         ------        ----         --------------------------------
                                                                                               5% ($)        10% ($)
                                                                                               ------        -------

   Alfred S. Dominick, Jr.            --0--           --0--              --           --             --                --

   William F. Gorog                   --0--           --0--              --           --             --                --

   Michael E. Jennings             20,000               0.2%              4.13      2/13/09      39,436            94,460
                                    1,000               0.01%             4.90      7/13/09       2,340             5,604

   Albert N. Wergley               13,000               0.1%              4.13      2/13/09      25,633            61,399
                                    2,500               0.02%             5.20      5/31/09       6,207            14,867
   Charles A. White                   --0--           --0--              --           --             --                --


(1) The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Potential Realized Value is net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the rules of the SEC and therefore are not intended to forecast future appreciation, if any, of InteliData's stock price.

Option Exercises in Last Fiscal Year and Year-End Value Table

         The following table sets forth information regarding the exercise of stock options and the unexercised stock options as of December 31, 2001 granted to the Chief Executive Officer and the named executive officers under InteliData's 1996 Incentive Plan or any stock plan on InteliData.


                                                                        Number of Securities
                                                                       Underlying Unexercised      Value of Unexercised In-the-Money
                                                                      Options/SARs at December        Options/SARs at December 31,
   Name                      Shares Acquired  Value Realized ($)(1)         31, 2001 (#)                       2001($)(2)
   ----                      ---------------  -------------------           ------------
                                                                    Exercisable   Unexercisable   Exercisable        Unexercisable
                                                                    -----------   -------------   -----------        -------------
   Alfred S. Dominick, Jr.          -0-                -0-           700,000        500,000         1,127,000            805,000

   William F. Gorog                 -0-                -0-           500,000             -0-          827,000                 -0-

   Michael E. Jennings               0-                -0-            37,496         58,504                -0-                -0-

   Albert N. Wergley                -0-                -0-           118,058         19,807           149,725                 -0-

   Charles A. White                 -0-                -0-                -0-            -0-               -0-                -0-


(1) Value based on last reported sale price of InteliData's common stock on the exercise date minus the exercise price.

(2) Value based on last reported sale price of InteliData's common stock on December 31, 2001 (the last trading day of the year) on the Nasdaq National Market minus the exercise price. The last reported sale price at December 31, 2001 was $2.83 per share.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

         InteliData's compensation committee is comprised of outside directors whose role is to oversee the development and administration of the compensation and benefit programs for InteliData's executive officers. The compensation committee also administers InteliData's 1996 Incentive Plan that permits stock option grants to employees, InteliData's 1998 Chief Executive Officer's Plan, and InteliData's Incentive Compensation Plan that provides for bonuses to employees in management positions based on the achievement of individual performance and company goals. In the case of Mr. Dominick, InteliData's President and Chief Executive Officer, and Messrs. Gorog, Jennings, Wergley and White, the named executive officers, the salary levels are set pursuant to employment agreements entered into between InteliData and the executive officers. The employment agreements, which are described below, will continue to prescribe the base salaries and certain other benefits for these executives until these agreements are terminated or expire.

         As reported in the Summary Compensation Table, the compensation committee awarded a bonus under the 2001 Incentive Compensation Plan to Mr. Dominick of $75,000. In making this award, the compensation committee considered Mr. Dominick's leadership and management abilities and InteliData's strategic accomplishments in 2001, including the completion of the acquisition and the integration of Home Account Holdings, Inc., which broadened InteliData's product suite, technology competence and customer base, and the completion of a private placement of common stock which raised approximately $7.4 million.

                           The Compensation Committee
                           --------------------------
                                Patrick F. Graham
                             John J. McDonnell, Jr.

Employment   Contracts,   Termination   of  Employment   and   Change-Of-Control
Arrangements

Alfred S. Dominick, Jr.

         InteliData has an employment agreement with Alfred S. Dominick, Jr., providing that Mr. Dominick will serve as President and Chief Executive Officer of InteliData until April 5, 2003, unless further extended or sooner terminated as set forth in the agreement. Furthermore, InteliData will annually nominate and take such action as may be appropriate or necessary to seek stockholder election of Mr. Dominick to InteliData's board of directors. Mr. Dominick has agreed to resign from the board of directors in connection with, and effective upon, termination of his employment with InteliData.

         Mr. Dominick is entitled to (i) a base salary of $300,000 per year and
(ii) an annual bonus of up to 75% of his base salary. In addition, Mr. Dominick is entitled to participate in all medical, dental, life, disability, 401(k), employee stock purchase and such other fringe benefit plans or arrangements generally made available by InteliData to all salaried employees. As an inducement to his becoming an employee of InteliData, Mr. Dominick was granted options to purchase 1,200,000 shares of common stock pursuant to InteliData's 1998 CEO Incentive Plan. The options became exercisable as to 66,667 option shares on August 17, 1999, 66,667 option shares on August 17, 2000, and 66,666 option shares on August 17, 2001.

An additional 500,000 option shares became exercisable based on the achievement of designated trading prices of the common stock. The options as to an additional 500,000 option shares shall become exercisable on April 15, 2008; provided that the options shall become exercisable earlier upon the common stock trading above $25.00 per share for sixty consecutive days during the term of the options. Mr. Dominick has agreed to hold 100,000 shares of common stock for the remaining term of his employment agreement. Upon entering into the employment agreement, Mr. Dominick purchased 200,000 shares of common stock for an aggregate purchase price of $200.00.

         InteliData may terminate the agreement for "cause" (as defined) or if Mr. Dominick incurs a disability that continues for a period of 180 consecutive days. Mr. Dominick may terminate the agreement upon prior written notice to InteliData or for "good reason" (as defined). If InteliData terminates Mr. Dominick for other than "cause," or if Mr. Dominick terminates the agreement for "good reason," then Mr. Dominick is entitled to: (i) an amount equal to twelve months of his base salary then in effect, (ii) any amounts vested or payable under any deferred salary, bonus compensation or other plan, (iii) an amount equal to the highest incentive bonus paid to him during the three years immediately preceding his termination, prorated through his month of termination; and (iv) a continuation, at InteliData's expense, or life, disability, accident and health insurance benefits for twelve months following termination. Notwithstanding the above, if, within one year of a "change of control" of InteliData (as defined), Mr. Dominick's employment is terminated by InteliData for other than "cause" or by Mr. Dominick for "good reason," then Mr. Dominick is entitled to: (i) an amount equal to the greater of the undiscounted amount of twelve months base salary or the undiscounted remainder of his base salary for the unexpired term of the employment agreement; (ii) any amounts vested or payable under any deferred salary, bonus compensation or other plan,
(iii) an amount equal to the highest incentive bonus paid to him during the three years immediately preceding his termination, prorated through his month of termination; and (iv) a continuation, at InteliData's expense, of life, disability, accident and health insurance benefits for the greater of twelve months from termination or a period equal to the unexpired term of the employment agreement. Mr. Dominick's employment agreement terminates automatically upon his death in which case InteliData would have no further obligation to Mr. Dominick or his estate other than the disposition of life insurance, accrued and unpaid base salary, accrued vacation and bonuses and other incentive compensation earned but not paid for periods prior to the date of death.

         The employment agreement also provides that during the term of the agreement and for one year following his termination (other than in the event of termination by InteliData other than for "cause" or by Mr. Dominick for "good reason"), Mr. Dominick will not compete, directly or indirectly, with InteliData. Furthermore, pursuant to a non-solicitation provision in the employment agreement, Mr. Dominick may not solicit certain current or former employees of InteliData during the term of the agreement or for a period of two years thereafter.

Other Named Executive Officers

         InteliData has employment agreements with William F. Gorog, Michael E. Jennings, Albert N. Wergley and Charles A. White, which provide for employment through October 31, 2002, June 30, 2003, December 31, 2002 and January 11, 2003, respectively, unless further extended or sooner terminated as set forth in the agreement.

         The executive is entitled to a base salary per year and annual bonuses. In addition, he is entitled to participate in all bonus and incentive compensation plans or arrangements made available by InteliData to its officers and is entitled to receive such benefits as provided to all salaried employees as well as those established by the compensation committee for InteliData's executives. The executive's employment agreement terminates automatically upon the executive's death in which case InteliData would have no further obligation to the executive or his estate other than the disposition of life insurance and related benefits and accrued and unpaid base salary, bonus, unreimbursed expenses and incentive compensation for periods prior to the date of death, known as the standard termination payments. InteliData may terminate the agreement for "cause" (as defined) or if the executive incurs a disability that continues for a period of 180 consecutive days. The executive may terminate the agreement for "good reason" (as defined). The executive may also terminate the agreement in which case InteliData would have no further obligation to the executive except for the standard termination payments. If InteliData terminates the executive for other than "cause" or upon death or total disability, or if the executive terminates the agreement because InteliData fails to comply with the agreement or following a "change of control" of InteliData whereby the executive's duties are substantially diminished or the executive is relocated, then the executive is entitled to: (i) the standard termination payments, (ii) any bonus earned but not yet paid under any "Stay Put" or any other bonus program; (iii) 100% of his annual base salary; and (iv) any and all options granted shall be vested for twelve months and exercisable for the longer of twelve months after termination date or period for exercise as provided in the executive's option agreement. For termination subsequent to a "change of control," all granted but unvested options shall become immediately vested and nonforfeitable and remain exercisable for their respective remaining terms. In addition, in the case of Mr. Wergley, if InteliData terminates the executive following a "change of control" of InteliData for other than "cause," total disability or upon death, or if the executive terminates the agreement due to a substantial change in duties or relocation following a "change of control" of InteliData, the executive shall have the following additional rights: (i) InteliData shall pay an additional 50% of the executive's annual base salary and (ii) the executive shall have the right to cause InteliData to purchase all or a portion of the options at their fair value on the date of termination. In the case of a termination by Mr. Wergley other than for "good reason", he is entitled to a payment of three months salary and medical benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires InteliData's directors and executive officers and beneficial owners of more than 10% of InteliData's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of InteliData. Officers, directors and beneficial owners of more than 10% of InteliData's common stock are required by SEC regulation to furnish InteliData with copies of all Section 16(a) forms they file. To InteliData's knowledge based solely upon a review of copies of such reports furnished to InteliData and representations that no other reports were required, during the fiscal year ending December 31, 2001, InteliData's officers, directors and beneficial owners of more than 10% of InteliData's common stock complied with all applicable
Section 16(a) filing requirements.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total returns from November 8, 1996 (when InteliData's common stock commenced public trading) through December 31, 2001 for InteliData, the Nasdaq Market Index and the Media General Group Index for Computer Software and Services companies. The graph assumes that the value of the investment in each scenario was $100 as of December 31, 1996.

                                         [Edgar Representation of Data Points used in Printed Graphic]

Period Ending                              12/31/96      12/31/97      12/31/98     12/31/99      12/29/00     12/31/01
                                           --------      --------      --------     --------      --------     --------

InteliData Technologies Corporation           100.00         25.43         18.10        57.33         35.78        39.03
Media General Software and Services Group     100.00        120.65        180.07       309.02        185.66       164.49
Nasdaq Market Index                           100.00        122.32        172.52       304.29        191.25       152.46

                              CERTAIN TRANSACTIONS

         On December 21, 1999, InteliData provided a loan of $82,838 to Alfred
S. Dominick, Jr., President and Chief Executive Officer of InteliData, pursuant to a Secured Promissory Note. The loan was originally due on December 21, 2000 and bears interest at a rate of 5.74%. The compensation committee of the board of directors of InteliData extended the loan through December 21, 2001. On December 22, 2001, the note was replaced with an Amended and Restated Secured Promissory Note which extended the due date until the earlier of December 22, 2004 or 90 days after the termination of Mr. Dominick's employment with InteliData. As security for the loan, Mr. Dominick has pledged 200,000 shares of InteliData's common stock owned by him. As of December 31, 2001, the outstanding balance on this loan was $88,841.58, which was the most Mr. Dominick owed during fiscal year 2001.

                                  OTHER MATTERS

         No business other than that set forth above is expected to come before the annual meeting or any adjournment of the meeting. Should other business properly come before the annual meeting or any adjournment meeting, the proxy holders will vote upon the same according to their discretion and best judgment.

         To permit the meeting of stockholders to be conducted in an orderly manner, InteliData's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of InteliData, not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of the meeting. The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's notice.

                            EXPENSES OF SOLICITATION

         The cost of solicitation of proxies for the annual meeting will be paid by InteliData. In addition to solicitation of proxies by mail, the officers, directors, and regular employees of InteliData may solicit proxies on behalf of the board of directors in person or by telephone, facsimile, telex or telegraph. No additional compensation will be received by any officer, director or employee of InteliData in connection with any such proxy solicitation. InteliData may engage a firm to help solicit proxies in which event related fees are not expected to exceed $10,000 (plus expenses). Brokerage houses, nominees, fiduciaries, and other custodians will be requested by InteliData to forward proxy soliciting material to beneficial owners of shares held by record by them and, upon request, InteliData may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                              STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in InteliData's proxy statement and for consideration at the 2003 annual meeting of stockholders by submitting their proposals to InteliData in a timely manner. In order to be considered for the 2003 annual meeting of stockholders, stockholder proposals must be received in InteliData's headquarters, attention of the Secretary, 11600 Sunrise Valley Drive, Suite 100, Reston, Virginia 20191 no later than December 15, 2002 and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                     By Order of the Board of Directors,

                                     /s/ Albert N. Wergley
                                     -------------------------------------
                                     Albert N. Wergley
                                     Secretary

                       INTELIDATA TECHNOLOGIES CORPORATION

               Proxy Solicited on Behalf of the Board of Directors
              for the Annual Meeting of Stockholders, May 30, 2002

The undersigned hereby appoints William F. Gorog and Albert N. Wergley, as proxies, each with the power to appoint his substitute or delegate and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side of this proxy card, all of the shares of common stock of InteliData Technologies Corporation which the undersigned may be entitled to vote at the annual meeting of stockholders to be held on May 30, 2002 and at any postponement or adjournment of the meeting; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING STOCKHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND UNLESS MARKED "AGAINST" OR "ABSTAIN" WITH RESPECT TO PROPOSALS 2 AND 3, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 2 AND 3.

                         (To Be Signed on Reverse Side.)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                       INTELIDATA TECHNOLOGIES CORPORATION

                                  May 30, 2002

1.   To elect two (2) class III directors to the Board of Directors.

        ____ FOR all nominees         ____ WITHHOLD authority for all nominee(s)

        Nominees:                Class III
                                 ---------
                                 Alfred S. Dominick, Jr.
                                 Patrick F. Graham

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the person's name below:

                  --------------------------------------------



2. To approve an amendment to InteliData's amended and restated certificate of incorporation to increase the number of authorized shares of InteliData's common stock, par value $.001 per share, from 60,000,000 shares to 100,000,000.

           ____ FOR                  ____ AGAINST                 ____ ABSTAIN


3. To ratify the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002.


           ____ FOR                  ____ AGAINST                 ____ ABSTAIN




Signature ____________ Date _____ SIGNATURE, IF SHARE HELD JOINTLY ___________

Date _____

Instruction:    Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.